Exhibit 99.1

BMC STOCK HOLDINGS, INC. ANNOUNCES CLOSING OF PUBLIC OFFERING BY SELLING STOCKHOLDERS; UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES FROM THE COMPANY EXERCISED IN FULL

Atlanta – May 24, 2016 – BMC Stock Holdings, Inc. (NASDAQ: STCK) (“BMC Stock”) announced today the closing of its previously announced public offering of 5,700,000 shares of its common stock by certain stockholders, including affiliates of The Gores Group, LLC, affiliates of Davidson Kempner Capital Management LP, and affiliates of Robotti & Company Advisors, LLC pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) at a price to the public of $17.00 per share. On May 20, 2016, the underwriters notified the company of their decision to exercise the full amount of their option to purchase additional shares, resulting in the sale of 855,000 shares of common stock by BMC Stock.

Barclays Capital Inc. and Credit Suisse Securities (USA) LLC served as representatives of the underwriters and joint book-running managers for the offering. Goldman, Sachs & Co., RBC Capital Markets, LLC and Robert W. Baird & Co. Incorporated also served as joint book-running managers for the offering. Stephens, Inc. and SunTrust Robinson Humphrey, Inc. served as co-managers for the offering. The offering was made only by means of a prospectus. Copies of the preliminary prospectus related to the offering may be obtained from: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 888-603-5847, email: barclaysprospectus@broadridge.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: 800-221-1037, e-mail: newyork.prospectus@credit-suisse.com.

The registration statement relating to these securities was filed with the Commission on May 16, 2016. Copies of the registration statement and prospectus supplement can be accessed through the Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BMC Stock Holdings, Inc.

Headquartered in Atlanta, Georgia, BMC Stock is one of the nation’s leading providers of diversified building products and services to professional builders and contractors in the residential housing market. BMC Stock’s comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform capable of supporting all of BMC Stock’s customers’ needs. BMC Stock serves 42 metropolitan areas across 17 states, principally in the fast-growing South and West regions.

Investor Relations Contact

BMC Stock Holdings, Inc.

Mark Necaise

(919) 431-1021